Exhibit (a)(5)(iv)

This announcement is not an offer to purchase or a solicitation of an offer to sell ADSs or Series B Shares (as each is defined below). The U.S. Offer (as defined below) is made only by the U.S. Offer to Purchase, dated January 20, 2009, and the related ADS Letter of Transmittal (each as defined below) and any amendments or supplements thereto, and is being made to all holders of ADSs. The Indonesian Offer (as defined below) is made only by the Indonesian Offer to Purchase, dated January 20, 2009, and the related Tender Offer Form (each as defined below), and is being made to all holders of Series B Shares. The Offers (as defined below) are not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs or Series B Shares in any jurisdiction in which the making of the Offers or the acceptance thereof would not comply with the laws of that jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of Qatar Telecom (Qtel) Q.S.C. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of U.S. Offer to Purchase

American Depositary Shares (“ADSs”)

(Representing up to an Aggregate of 1,314,466,775 Series B Shares, including Series B Shares tendered into the Indonesian Offer)

of

PT INDOSAT TBK.

for

the U.S. Dollar Equivalent of Indonesian Rupiah 369,400 per ADS

AND

Notice of Indonesian Offer to Purchase

Series B Shares (“Series B Shares”)

(Representing up to an Aggregate of 1,314,466,775 Series B Shares,

including Series B Shares underlying ADSs tendered into the U.S. Offer)

of

PT INDOSAT TBK.

for

Indonesian Rupiah 7,388 per Series B Share

by

INDONESIA COMMUNICATIONS PTE. LTD.,

a wholly-owned indirect subsidiary of

QATAR TELECOM (QTEL) Q.S.C.

Qatar Telecom (Qtel) Q.S.C., a corporation organized under the laws of Qatar (“Qtel”), through Indonesia Communications Pte. Ltd., a company incorporated under the laws of Singapore and a wholly-owned indirect subsidiary of Qtel (“ICLS” and, together with Qtel, the “Offeror”), is offering to purchase American Depositary Shares (“ADSs”) of PT Indosat Tbk., an Indonesian company (“Indosat” or the “Company”), other than ADSs held by Qtel and its affiliates, at a purchase price of the U.S. dollar equivalent of Indonesian Rupiah 369,400 per ADS, net to the seller in cash (without interest and subject to any required withholding of taxes) (the “ADS Offer Price”), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated January 20, 2009 (the “U.S. Offer to Purchase”), and in the related ADS Letter of Transmittal (the “ADS Letter of Transmittal” and, together with the U.S. Offer to Purchase, as they may be amended or supplemented from time to time, the “U.S. Offer”). Each ADS represents fifty (50) Series B Shares, par value Indonesian Rupiah 100 per share (“Series B Shares”), of Indosat. The ADS Offer Price will be converted from Indonesian Rupiah to U.S. dollars based on the “Applicable Exchange Rate,” which will be the average of the daily U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website: http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/. The U.S. Offer is open only to holders of ADSs, and Series B Shares will not be accepted in the U.S. Offer.

Concurrently with the U.S. Offer, the Offeror is offering to purchase outstanding Series B Shares (other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying ADSs) at a purchase price of

Indonesian Rupiah 7,388 per Series B Share, net to the seller in cash (without interest and subject to any required withholding of taxes) (the “Series B Offer Price”), upon the terms and subject to the conditions set forth in the Indonesian Offer to Purchase, dated January 20, 2009 (together with the English translation of the Indonesian Tender Offer Statement attached thereto, the “Indonesian Offer to Purchase”) and the Tender Offer Form (the “Tender Offer Form” and, together with the Indonesian Offer to Purchase, as they may be amended or supplemented from time to time, the “Indonesian Offer” and, together with the U.S. Offer, the “Offers”). The Indonesian Offer is open only to holders of Series B Shares, and ADSs will not be accepted in the Indonesian Offer.

THE U.S. OFFER AND THE INDONESIAN OFFER, AND THE WITHDRAWAL RIGHTS, WILL EXPIRE AT 3:00 A.M.,

NEW YORK CITY TIME (3:00 P.M., JAKARTA TIME), ON WEDNESDAY, FEBRUARY 18, 2009, UNLESS THE OFFERS ARE EXTENDED.

In the aggregate, the Offeror is offering to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis, representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs). If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not withdrawn in the Offers on a combined basis, then the proration rules will apply, so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis. If proration is required, we do not expect to announce the final results of proration until on or about February 20, 2009.

The Offers are being made pursuant to Indonesian law which requires a party who acquires control of an Indonesian public company to make a tender offer for the remaining shares of such company, subject to certain limitations and exceptions. Qtel is making the Offers to acquire up to approximately 24.19% of the outstanding Series B Shares (including Series B Shares underlying ADSs), which, when combined with Qtel’s existing indirect ownership of approximately 40.81% of the outstanding Series B Shares, would result in Qtel owning no more than 65% of the outstanding Series B Shares.

U.S. holders of Series B Shares who wish to participate in the U.S. Offer may (1) deposit their Series B Shares (“Deposited Series B Shares”) with either HSBC Indonesia or PT Bank Mandiri (Persero) Tbk., each as custodian (the “ADS Custodian”), for the account of The Bank of New York Mellon, as ADS tender agent (the “ADS Tender Agent”), and (2) deliver an ADS Letter of Transmittal and any other required documentation to the ADS Tender Agent. To the extent that the Offeror accepts ADSs for purchase in the U.S. Offer, after the application of proration, if applicable, the ADS Tender Agent will deposit with The Bank of New York Mellon, as depositary for the ADS facility (the “ADS Depositary”), the Deposited Series B Shares for issuance as ADSs and deliver those purchased ADSs as instructed by the Offeror. U.S. holders of Series B Shares will not be responsible for any fees relating to the deposit of their Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into the U.S. Offer. Each ADS will represent fifty (50) Deposited Series B Shares. U.S. holders of “Odd-lots” (lots of fewer than fifty (50) Series B Shares) who wish to participate in the U.S. Offer may deposit these Odd-lots of Series B Shares with the ADS Custodian as described above. To the extent practicable, the ADS Tender Agent will combine such Odd-lots of Series B Shares with other Odd-lots to create whole ADSs that will be delivered for purchase by the Offeror in the U.S. Offer, subject to proration (if applicable).

If you hold ADSs through a participant in the Book-Entry Transfer Facility, since the expiration time falls outside of New York City business hours, you must complete tenders of ADSs by 5:00 p.m., New York City time, on the U.S. business day preceding the expiration of the U.S. Offer. If your ADSs are held by a broker, bank or other nominee, your nominee will require notification before the expiration of the U.S. Offer in order to make timely delivery of your ADSs and any necessary tender documents. U.S. holders who wish to deposit their Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into the U.S. Offer must allow sufficient time to do so prior to the expiration of the U.S. Offer.

The Offeror’s obligation to accept ADSs for purchase under the U.S. Offer and Series B Shares for purchase under the Indonesian Offer is not subject to any conditions other than that in order to be accepted for purchase (subject to proration), ADSs and Series B Shares must be validly tendered and not withdrawn as of the expiration of the Offers.

For ADSs to be validly tendered pursuant to the U.S. Offer, prior to the expiration of the U.S. Offer, (1) a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures), together with the ADRs representing the ADSs being tendered, any required signature guarantees, and any other documents required by the ADS Letter of Transmittal, must be received by the ADS Tender Agent at one of its addresses listed on the back cover of the U.S. Offer to Purchase, or (2) if ADSs are held in book-entry form, the ADSs must be transferred pursuant to the procedures for book-entry transfer described in Section 2 of the U.S. Offer to Purchase, and a confirmation of such delivery through an “Agent’s Message,” together with any other required documents, must be received by the ADS Tender Agent. Holders of ADSs who hold their ADSs through a broker or other nominee may be charged a fee by such broker or nominee for tendering such ADSs on the holder’s behalf into the U.S. Offer, and the Offeror will not be responsible for paying any such fee.

For Series B Shares to be validly tendered pursuant to the Indonesian Offer, holders of Series B Shares must follow the tender procedures described in Section 2 of the Indonesian Offer to Purchase (and Section VI of the Indonesian Tender Offer Statement attached thereto). Among other requirements to validly tender Series B Shares into the Indonesian Offer, Series B Shares must be in “scripless” form. Holders with Series B Shares registered in their name on the Company’s share register and in the form of share certificate(s) must contact PT EDI Indonesia (the “Appointed Share Registrar”) at the telephone number and address appearing on the back cover of the Indonesian Offer to Purchase to convert such share certificates into “scripless” shares no later than five (5) Indonesian business days prior to the expiration of the Indonesian Offer. Holders of Series B Shares must have a securities account with an Indonesian securities company or custodian bank holding an account with PT Kustodian Sentral Efek Indonesia (“KSEI”) prior to submitting five (5) sets of the original Tender Offer Form and any required documentation for the Indonesian Offer to the Appointed Share Registrar. Upon acceptance of such Tender Offer Form and other required documentation, the Appointed Share Registrar will issue a certified receipt of the tendering shareholder’s participation in the Indonesian Offer. Tendering shareholders must deliver a copy of the Appointed Share Registrar’s certified receipt to the Indonesian securities company or custodian bank holding an account with KSEI who holds their shares, and instruct such Indonesian securities company or custodian bank to instruct KSEI to transfer the shareholder’s Series B Shares held by such securities company or custodian bank under the shareholder’s name to the KSEI Temporary Account designated as “KSEI 1-1092-001-96” (the “Escrow Account”). Once the tendering shareholder’s Series B Shares are transferred to the Escrow Account, such Series B Shares will be verified by the Appointed Share Registrar and PT Danareksa Sekuritas (the “Share Tender Agent”). Shareholders who hold their Series B Shares through a financial institution are urged to consult these financial institutions to determine how, and by what time and means, the holders must give instructions to that financial institution. Holders of Series B Shares will bear any costs relating to such conversion into “scripless” shares that will be charged by the Appointed Share Registrar and the transaction fee that will be charged by the Share Tender Agent, as described in the Indonesian Offer to Purchase.

In the Indonesian Offer, shareholders tendering Series B Shares must tender Series B Shares in increments of 500 Series B Shares. In addition, if the proration rules apply such that a proration factor must be applied to the aggregate number of Series B Shares tendered by each tendering shareholder in order to determine the number of Series B Shares that the Offeror may purchase from such tendering shareholder in the Indonesian Offer, then the resulting product will be rounded up or down to the nearest 500 Series B Shares in order to determine the number of Series B Shares that the Offeror will accept for purchase in the Indonesian Offer.

Upon the terms and subject to the conditions of the U.S. Offer, including the proration rules described in Section 4 of the U.S. Offer to Purchase, the Offeror will accept for payment and pay for ADSs validly tendered and not properly withdrawn (subject to proration) as of the expiration of the U.S. Offer by depositing the aggregate purchase price for such ADSs (in U.S. dollars) with the ADS Tender Agent (who will act as agent for the tendering ADS holders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering ADS holders) no later than fifteen (15) days following the expiration of the Offers.

Upon the terms and subject to the conditions of the Indonesian Offer, including the proration rules described in Section 4 of the Indonesian Offer to Purchase, the Offeror will accept for payment and pay for Series B Shares validly tendered and not withdrawn (subject to proration) as of the expiration of the Indonesian Offer by remitting the cash consideration for the Series B Shares accepted for payment in the Indonesian Offer (in Indonesian Rupiah) to KSEI. KSEI will transmit payment to the tendering holders of Series B Shares by making the appropriate credits to the respective accounts of the tendering holders of Series B Shares maintained with their respective Indonesian securities company or custodian bank no later than fifteen (15) days following the expiration of the Offers.

The Offeror reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment of or the payment for ADSs or Series B Shares in order to comply in whole or in part with any applicable law. Under no circumstances will interest be paid on the purchase price offered by the Offeror in connection with the Offers, regardless of any extension of the Offers or any delay in payment for the ADSs or Series B Shares.

Under Indonesian law, the U.S. Offer and the Indonesian Offer may not be open longer than thirty (30) days, unless otherwise stipulated by the Chairman of the Capital Market and Financial Institution Supervisory Board of the Department of Finance of the Republic of Indonesia (“BAPEPAM-LK”). The Offeror presently does not intend to extend the offer period for the Offers and intends to make the offer periods for the Indonesian Offer and the U.S. Offer the same. However, in the event an extension of the Offers is required beyond the currently scheduled expiration date pursuant to U.S. law, the Offeror would require approval of the Chairman of BAPEPAM-LK to so extend the offer period of the Offers so that both Offers expire at the same time. There can be no assurance that the Chairman of BAPEPAM-LK will approve such extension of the Offers. Any such extension of the Offers will be followed as promptly as practicable by public announcement thereof in accordance with applicable laws. Indonesian law does not provide for a subsequent offering period, and the Offeror does not intend to avail itself of any subsequent offering period.

Generally, a U.S. holder (as defined in Section 5 of the U.S. Offer to Purchase and Section 5 of the Indonesian Offer to Purchase) who sells ADSs pursuant to the U.S. Offer or Series B Shares pursuant to the Indonesian Offer will recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between the holder’s amount realized and the holder’s adjusted tax basis in the ADSs or Series B Shares sold. Holders of ADSs or Series B Shares should consult with their tax advisors as to the tax consequences of the Offers, including under applicable state, local, federal or Indonesian or other foreign income and other tax laws.

ADSs tendered pursuant to the U.S. Offer (including the Deposited Series B Shares) may be withdrawn at any time prior to the expiration of the U.S. Offer. In addition, if the Offeror has not accepted tendered ADSs for payment by March 20, 2009, then tendering holders can withdraw their ADSs (or Deposited Series B Shares) at any time after such date and prior to such acceptance. For a withdrawal in the U.S. Offer to be effective, a manually signed notice of withdrawal must be timely received by the ADS Tender Agent at one of its addresses listed on the back cover of the U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs (or the Deposited Series B Shares, as applicable) to be withdrawn, the number of ADSs (or the Deposited Series B Shares) to be withdrawn and the name of the registered holder of the ADSs (or the Deposited Series B Shares), if different from that of the person who tendered such ADSs (or the Deposited Series B Shares). If the ADSs (or the Deposited Series B Shares) to be withdrawn have been delivered to the ADS Tender Agent, a manually signed notice of withdrawal with signatures guaranteed by an Eligible Institution (if a signature guarantee was required on the original ADS Letter of Transmittal) must be submitted prior to the release of such ADSs (or the Deposited Series B Shares). In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the institution participating in The Depository Trust Company (collectively known as the Book-Entry Transfer Facility) to be credited with the withdrawn ADSs. If the withdrawal notice relates to the issuance of ADSs for Deposited Series B Shares, the ADS Tender Agent will instruct the ADS Custodian to return the Series B Shares in accordance with the instructions set forth in the notice of withdrawal.

Holders of Series B Shares may, through the Indonesian securities company or custodian bank (that holds an account with KSEI) where it maintains a securities account, cancel its participation in the Indonesian Offer for part or all of its tendered Series B Shares by providing a written notification regarding such cancellation to the Appointed Share Registrar (with a copy to KSEI) prior to the expiration of the Indonesian Offer. Within two (2) Indonesian business days following the acceptance of the Appointed Share Registrar’s confirmation of the withdrawal by KSEI, KSEI will transfer the withdrawn Series B Shares from the Escrow Account into the account of the withdrawing holder of Series B Shares maintained with the related Indonesian securities company or custodian bank.

Withdrawals may not be rescinded and ADSs and Series B Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. However, withdrawn ADSs and Series B Shares may be re-tendered by again following one of the procedures described in Section 2 of the U.S. Offer to Purchase or in Section 2 of the Indonesian Offer to Purchase, respectively.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Qtel, in its sole discretion, which determination shall be final and binding. None of the Offeror, the ADS Tender Agent or the Information Agent of the U.S. Offer, or the Share Tender Agent or the Appointed Share Registrar of the Indonesian Offer, or any other person or entity will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

The information regarding the U.S. Offer which is required to be disclosed pursuant to paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the U.S. Offer to Purchase and is incorporated herein by reference. The information regarding the Indonesian Offer which is required to be disclosed pursuant to paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Indonesian Offer to Purchase and is incorporated herein by reference.

The U.S. Offer to Purchase, the ADS letter of transmittal and other related materials will be mailed to registered holders of ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on a securityholder list for ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing for ADSs for subsequent transmittal to beneficial owners. The Indonesian Offer to Purchase and other related materials will be mailed to registered holders of Series B Shares identified by Indosat as being in the United States and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on a securityholder list for Series B Shares or are otherwise identified by Indosat as being in the United States or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners located in the United States.

The description of the Offers contained herein is not complete and, with respect to the U.S. Offer, is qualified in its entirety by reference to the U.S. Offer to Purchase, the ADS Letter of Transmittal and related documents and, with respect to the Indonesian Offer, is qualified in its entirety by reference to the Indonesian Offer to Purchase, the Tender Offer Form and related documents. Those documents contain important information that should be read carefully before any decision is made with respect to the U.S. Offer or the Indonesian Offer.

Any questions concerning the U.S. Offer or requests for assistance may be directed to the Information Agent for the U.S. Offer at its address and telephone number listed below. Copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal and related documents may be obtained by contacting the Information Agent and will be furnished promptly upon request at the expense of Qtel. Beneficial holders of ADSs may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

BNY MELLON SHAREOWNER SERVICES

480 Washington Boulevard

Jersey City, NJ 07310

In the United States: 1-877-289-0143 (Toll-Free)

Outside the United States: 1-201-680-3285

Banks and Brokers: 1-201-680-3285

Any questions concerning the Indonesian Offer or requests for assistance may be directed to the Share Tender Agent for the Indonesian Offer at its address and telephone number listed below. Copies of the Indonesian Offer to Purchase and the Tender Offer Form may be obtained by contacting the Share Tender Agent of the Indonesian Offer and will be furnished promptly upon request at the expense of Qtel. Beneficial holders of Series B Shares may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Indonesian Offer.

The Share Tender Agent for the Indonesian Offer is:

PT DANAREKSA SEKURITAS

Danareksa Building, 2nd Floor

Jl. Medan Merdeka Selatan No. 14

Jakarta 10110, Indonesia

Tel: +62-21-350 9888

Fax: +62-21-350 1377

January 20, 2009